Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-116837) and Forms S-3 (Nos. 333-126312, 333-126573,333-127464 and 333-133353) of Strategic Hotels & Resorts, Inc. our report dated November 13, 2006, relating to the consolidated financial statements of BRE/ Grosvenor Shareholder S.A.R.L. as of December 31, 2005 and 2004, and for each of the two years in the period ended December 31, 2005, appearing in the Current Report on Form 8-K/A of Strategic Hotels & Resorts, Inc.

/s/ DELOITTE & TOUCHE LLP

London, UK

November 14, 2006